PANDORA ANNOUNCES SENIOR LEADERSHIP TRANSITION AND APPOINTS NEW BOARD MEMBER

Board Initiates CEO Search Following Tim Westergren Decision to Step Down; CFO Naveen Chopra Named Interim CEO

Company Adds Jason Hirschhorn to Board of Directors

OAKLAND, Calif., June 27, 2017 - Pandora (NYSE: P) today announced that Tim Westergren has decided to step down from his position as CEO and the board of directors will begin a search for a new CEO immediately. CFO Naveen Chopra was named interim CEO. With these changes, Westergren will also no longer be a member of the Pandora Board of Directors. Pandora also announced today it has appointed Jason Hirschhorn to its board, filling a recently vacated seat.

On behalf of Pandora’s board, Roger Faxon, Pandora board member said, “Over the past several weeks, the board has taken a number of steps to refocus and reinforce Pandora. As listeners continue to move from traditional terrestrial radio to more dynamic and flexible offerings, it is the Board’s belief that this transition continues to present a massive opportunity, and that Pandora is in an ideal position to capture an increasing share of this audience. With “digital radio” at the core of our business, and both “Plus” and “Premium” as new, integral parts of our arsenal, Pandora now has all of the tools necessary to capitalize on this opportunity. With our comprehensive suite of offerings and a refortified balance sheet, we will be able to more effectively recruit listeners, and we will be able to provide them with more of the content they want and the services they desire in order to better retain them.”

Pandora board member Tim Leiweke said, “On behalf of the entire board, I would like to thank Tim for his vision and his many years of leadership that have created one of the most recognized brands in streaming music today. Tim stepped in to be CEO at a critical time for the company and was quickly able to reset relations with the major labels, launch our on-demand service, reconstitute the management team and refortify our balance sheet by securing an investment from Sirius XM. We support Tim’s desire to identify a new CEO for Pandora’s next stage.”

Westergren said, “I am incredibly proud of the company we have built. We invented a whole new way of enjoying and discovering music and in doing so, forever changed the listening experience for millions. I came back to the CEO role last year to drive transformation across the business. We accomplished far more than we anticipated. We rebuilt Pandora’s relationships with the music industry; launched a fantastic Premium on-demand service, and brought a host of tech innovations to our advertising business. With these in place, plus a strengthened balance sheet, I believe Pandora is perfectly poised for its next chapter.”

“We are also thrilled to welcome Jason Hirschhorn to the board,” said Leiweke. “Jason is a uniquely talented individual who brings highly relevant consumer media experience to our board and will lend valuable counsel as we focus on driving long-term value for our shareholders. With this new addition to the board, as well as our recently announced partnership with Sirius XM and our sale of Ticketfly, we have added significant intellectual and capital resources to Pandora, and we are confident that the company is in a better position than ever to capture an increasing share of the music listening audience.”

About Jason Hirschhorn
Jason Hirschhorn is the Chief Executive Officer of the ReDEF Group, a digital content curation company that he founded in 2013. Previous to his current position, Mr. Hirschhorn served as the Chief Product

Officer and Co-President of Myspace, Inc. and as President of Sling Media, Inc. Before Sling Media, Jason was the Chief Digital Officer at MTV Networks, where he was responsible for the company’s digital media business and interactive strategy. Since 2011, Mr. Hirschhorn has served as a member of the board of directors of Metro-Goldwyn-Mayer Studios, Inc. Mr. Hirschhorn holds a B.S. in International Business and Marketing from NYU’s Stern School of Business.

The Company also announced that President Mike Herring and CMO Nick Bartle are departing the Company.

About Pandora
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | @pandoramusic | www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com

Contacts
Pandora
Dominic Paschel, 510.842.6960
Corporate Finance & Investor Relations
investor@pandora.com

or

Hani Durzy, 415.385.4264
Corporate Communications
hdurzy@pandora.com

Stephanie Barnes, 415.722.0883
Corporate Communications
sbarnes@pandora.com